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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

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        Rule 14a-6(e)(2))

[ ]     Definitive Proxy Statement

[X]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Rule 14a-12

                               CLARUS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                WARREN B. KANDERS
                                BURTT R. EHRLICH
                                NICHOLAS SOKOLOW
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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         and 0-11.

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                 KANDERS NOMINEES TO CLARUS' BOARD PRESS CLARUS
                  TO ADOPT GOOD CORPORATE GOVERNANCE PRACTICES

Greenwich, Connecticut, May 13, 2002 - Warren B, Kanders, Burtt R. Ehrlich and Nicholas Sokolow (the "Kanders Nominees"), who collectively own approximately 5.6% of the outstanding common stock of Clarus Corporation (NASDAQ: CLRS) ("Clarus"), urge Clarus to adopt good corporate governance procedures recommended by Institutional Shareholder Services ("ISS"), a stockholder advocacy group, to protect stockholders' rights and enhance stockholder value. Mr. Kanders stated that "as with all of my prior investments, and with a view to increasing shareholder democracy, the Kanders Nominees will seek to implement good corporate governance practices endorsed by ISS, including the elimination of Clarus' staggered Board. This will make all directors accountable to the stockholders every year." In a letter to ISS, Mr. Kanders highlighted the differences between the Kanders Nominees' pro-stockholder stance, and those of the incumbent Clarus Board:

Issues:                                Kanders Nominees                       Management's Nominees
-------                                ----------------                       ---------------------
Staggered Board of Directors:          Opposed to a staggered Board, and in   For a staggered Board consisting of
                                       favor of all directors being elected   three classes of directors.
                                       every year.

Board Nominating Committee:            Favors a Nominating Committee          Did not have a Nominating Committee
                                       without any management                 until this proxy season and a member
                                       representation on such committee.      of the committee has a consulting
                                                                              arrangement with Clarus.

Transactions with Clarus:              None.                                  Two directors have consulting and
                                                                              other arrangements with Clarus.

Stock Ownership by Directors:          Favors Directors owning stock as it    All management nominees collectively
                                       aligns directors' interests with       own less than 0.3%.
                                       those of stockholders. Kanders
                                       Nominees have an approximately 5.6%
                                       interest in Clarus.

Management Success:                    Multifold increases in investments.    Have presided over Clarus while:
                                       Armor Holdings - initial investment    over $1.7 Billion in market
                                       at $0.76 per share in January 1996,    capitalization has been lost; over
                                       current value $25.25 per share on      $190 million in losses have been
                                       May 9, 2002; Benson Eyecare -          incurred over two years; 50%
                                       initial investment at $0.375 per       reduction in revenues during 2001
                                       share in January 1992, increased to    compared with 2000; $36.8 million in
                                       $10.25 per share in summer 1995 when   writeoffs of purchased assets; and
                                       investment was sold; Langer, Inc. -    repricing of options for employees.
                                       initial investment at $1.52 per
                                       share in February 2001, current
                                       value $8.25 per share on May 9, 2002.

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The Kanders Nominees look forward to representing the rights of all stockholders and maximizing value for all stockholders.

THE KANDERS NOMINEES STRONGLY RECOMMEND THAT YOU VOTE TO PROTECT YOUR INTEREST AS A CLARUS STOCKHOLDER BY SIGNING, DATING AND RETURNING THE GREEN PROXY CARD.

Messrs. Kanders, Ehrlich and Sokolow have filed a definitive proxy statement (the "proxy statement") with the Securities and Exchange Commission (the "Commission"). Please read the proxy statement carefully because it contains important information, including information regarding Messrs. Kanders, Ehrlich and Sokolow. You may obtain a free copy of this press release and the proxy statement at the Commission's website at A free copy of this press release and the proxy statement may also be obtained from MacKenzie Partners, Inc. at 105 Madison Avenue, New York, NY 10016, toll free telephone number: (800) 322-2885.